Exhibit 99.1

Avigen to Raise Approximately $21.2 Million in Private Placement of Common Stock

ALAMEDA, CA, May 11, 2006 – Avigen, Inc. (Nasdaq: AVGN), a biopharmaceutical company focused on unique small molecule therapeutics to treat chronic neurological conditions, today announced that it has entered into agreements to raise approximately $21.2 million through a private placement of common stock with institutional investors. The transaction, which is expected to close on or about May 15, 2006, involves the sale of approximately 3.9 million shares of common stock at a purchase price of $5.37 per share. Avigen intends to use the net proceeds from the placement to expand the scope of its planned development programs to pursue additional applications for its current neurologic compounds, including AV650, for the treatment of spasticity and neuromuscular spasm, and AV411, for the treatment of neuropathic pain, and to accelerate the development for its non-core compound, AV513, for the treatment of hemophilia and other bleeding disorders.

The shares of Common Stock sold to the investors have not been registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Avigen has agreed to file a registration statement covering resale of these securities by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including spasticity and neuromuscular spasm and neuropathic pain.  The company currently has in development AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain.  Additionally, the company has in development a compound for the treatment of hemophilia A and B, AV513. For more information about Avigen, consult the company’s website at http://www.avigen.com

Statement under the Private Securities Litigation Reform Act

The statement in this press release regarding Avigen’s expectation of closing the transaction on or about May 15, 2006 and its intended use of proceeds are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: that the closing of the transaction is subject to certain closing conditions which, if not met or waived, would cause the transaction not to close; and if circumstances change, Avigen may use the funds for other reasons not currently anticipated. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s Annual Report on Form 10-K for the period ended December 31, 2005, under the caption “Risk Factors” in Item 1A of Part I of that report, which was filed with the SEC on March 16, 2006.

Contact:  Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: mcoffee@avigen.com